Exhibit 10.1

Idenix/PAREXEL	Confidential
MASTER SERVICES AGREEMENT
This Master Services Agreement (“Agreement”) is effective as of April 1, 2008 (“Effective Date”), and is by and between Idenix Pharmaceuticals, One Kendall Square, Building 1400, Cambridge, MA 02139, (“Sponsor”) and PAREXEL International, LLC, 200 West Street, Waltham, MA 02451 (“PAREXEL”).
      WHEREAS Sponsor is in the business of discovering and developing pharmaceutical products, and;
      WHEREAS PAREXEL provides a full range of contract research organization services, including clinical research, drug development, statistics, data management, regulatory, central laboratory, and other services associated with the clinical trial management process for companies such as Sponsor, and;
      WHEREAS Sponsor and PAREXEL wish to enter into this Agreement to provide the terms and conditions under which Sponsor may engage PAREXEL from time to time to provide services for Sponsor’s studies or projects.
      NOW THEREFORE, the parties agree as follows:
1. DEFINITIONS
1.1 “Affiliate” means in relation to either party to this Agreement, any company, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with such party. For purposes of this definition, “control” means the beneficial ownership of more than fifty (50) per cent of the issued voting shares or the legal power to direct or cause the direction of the general management of the company, partnership or other entity in question, and “controlled” shall be construed accordingly. It is understood that Novartis Pharma AG is not considered an affiliate of Sponsor for purposes of this Agreement.
1.2 “Applicable Law” means any international, national, federal, state, provincial, commonwealth, or local government law, statute, rule, requirement, code, regulation, or ordinance that applies to a Study, the Services, or this Agreement, as well as the current good clinical practices guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Topic E6: Guidelines on Good Clinical Practice (“ICH/GCP”), and applicable version(s) of the World Medical Association Declaration of Helsinki, and, where applicable, rules governing good manufacturing practice and good laboratory practice, and rules governing the collection and storage of human tissue samples and the performance of DNA testing.
1.3 “Protocol” means a detailed written plan for the conduct of a clinical trial.
1.4 “Regulatory Authority” means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement, including without limitation the European Commission and the United States Food and Drug Administration.
1.5 “Study” means a clinical trial of Sponsor described by a Protocol with respect to which PAREXEL provides Services under this Agreement pursuant to a Work Order (as defined below).

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1.6 “Study Drug” or “Study Device” means all Study medications or Study medical devices provided by the Sponsor to be utilized by PAREXEL in the execution of a Study, as set forth in the applicable Protocol.
1.7 “Vendor” means a person or entity other than Sponsor, PAREXEL, or their respective Affiliates, which PAREXEL selects and with which PAREXEL contracts for the provision of materials or services related to the Services.
2. SERVICES
2.1 PAREXEL will provide to Sponsor the services (“Services”) set forth in the work order(s) executed by both parties (“Work Order”), substantially in the form of Attachment A hereto. Each such Work Order will be executed by the parties and is incorporated into and governed by this Agreement. If any term in a Work Order conflicts with this Agreement, this Agreement will control except to the extent that the Work Order expressly states that such conflicting term prevails over this Agreement.
2.2 Either party may request changes to the Services set forth in a Work Order (“Changes”) by submitting a written request detailing the proposed changes to the other party. The parties will negotiate and execute a “Change in Scope” reflecting agreed upon Changes and any related terms. If PAREXEL performs any Changes in good faith upon Sponsor’s written request before the applicable Change in Scope is executed by both parties, then Sponsor will pay PAREXEL for the performance of such Changes and any expenses related thereto. If the parties fail to execute the Change in Scope within ninety (90) days after PAREXEL started to perform the Changes, PAREXEL reserves the right to terminate said activities.
2.3 PAREXEL may use its Affiliates to perform any obligations of PAREXEL under this Agreement or any Work Order. The Affiliates of either party may execute a Work Order pursuant to this Agreement. Upon execution, the parties to the Work Order will assume the rights and obligations of their respective Affiliates under this Agreement for the purposes of such Work Order.
2.4 The parties agree that in those cases in which a Clinical Pharmacology Unit of PAREXEL conducts a clinical pharmacology study, the parties shall negotiate additional terms tailored to such clinical pharmacology study, and shall agree upon such terms in an addendum hereto or in the applicable Work Order.
2.5 The parties agree that in those cases in which the Services include the use of software owned by PAREXEL (or licensed to and sublicensable by PAREXEL), such use shall require and be subject to the parties’ execution of a separate, software license agreement substantially in the form attached hereto as Attachment B.
2.6 Sponsor acknowledges and agrees that this Agreement is not intended to cover certain specialized services (“Specialized Services”) which PAREXEL may provide from time to time, including without limitation serving as legal representative and/or agent for Sponsor in particular countries where a Study is conducted, and agrees that any such Specialized Services shall require and be subject to the parties’ execution of a separate services agreement with respect to such Specialized Services.
2.7 Sponsor shall provide to PAREXEL, in advance of the execution of a Work Order, all information reasonably available to Sponsor regarding known or reasonably foreseeable hazards associated with any of the Study Drugs or Study Devices to which such Work Order relates.

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3. THIRD-PARTY AGREEMENTS
3.1 With prior authorization from Sponsor, CRO may use Vendors to provide materials in connection with the Services, or to perform part of the Services, under any Work Order, provided that the Vendor agrees in writing (a “Vendor Agreement”) to be bound by terms regarding maintaining the confidentiality of proprietary information, and regarding ownership of intellectual property, that are no less stringent than those contained in this Agreement. Subject to Section 12.2 of this Agreement, PAREXEL shall only be responsible for the diligent selection, instruction and supervision of Vendors. PAREXEL shall only be responsible for the failure of a Vendor to perform properly under the applicable Vendor Agreement to the extent that such failure is caused by PAREXEL’s failure diligently to select, instruct or supervise such Vendor.
3.2 If Sponsor requests that PAREXEL use a particular provider of materials or services in connection with the Services and PAREXEL does not wish to contract with that provider based on commercially reasonable reasons (such as the inability to agree with such provider upon mutually acceptable terms or a negative assessment of such provider’s performance or abilities), then Sponsor shall contract directly with such provider (a “Sponsor Designated Vendor”) and PAREXEL will have no responsibility for the selection, instruction or supervision of such Sponsor Designated Vendor. In no event will PAREXEL be responsible for the performance of any Sponsor Designated Vendor, nor for any fraud committed by a Sponsor Designated Vendor.
3.3 If, pursuant to the applicable Work Order, Sponsor delegates to PAREXEL the execution of clinical trial related agreements with investigators, hospitals and/or research institutions (“Clinical Trial Agreements”) as part of the Services, then Sponsor hereby authorizes PAREXEL and PAREXEL Affiliates, if applicable, to execute such Clinical Trial Agreements on behalf and (where applicable) as agent of Sponsor. Sponsor shall have the right to approve all Clinical Trial Agreement templates for use and all finalized Clinical Trial Agreements prior to execution. Provided that PAREXEL has received adequate funds from Sponsor, PAREXEL will administer and disburse payments to the investigators, hospitals or research institutions as described in the applicable Work Order. Sponsor will provide adequate funds to PAREXEL in advance for such payments in accordance with a schedule and budget to be mutually agreed upon in advance between the parties. In no event will PAREXEL be required to disburse payments to any third parties (including without limitation investigators, hospitals or research institutions) if Sponsor has not made sufficient advance funds available to PAREXEL to cover such disbursements. In the event the funds advanced by Sponsor pursuant to this Section are insufficient to cover such payments, Sponsor will promptly pay to PAREXEL the additional amounts required consistent with the budget for such payments, and if Sponsor does not provide funds in time to enable PAREXEL to make timely payments, Sponsor agrees to be liable for and to reimburse PAREXEL for any interest and other charges, costs, fees and expenses incurred by PAREXEL because of such late payment. In no event will an investigator, hospital or institution be construed to be PAREXEL’s employee, subcontractor, agent, consultant, or representative.
4. PAYMENTS
4.1 Sponsor will pay to PAREXEL the fees specified in the applicable Work Order. In addition to the payment of Service fees, Sponsor will reimburse PAREXEL for all reasonable out-of-pocket expenses, including without limitation, printing, shipping, wire transfer fees, telephone, travel and lodging, incurred by PAREXEL in providing the Services, and payments made on behalf of Sponsor to third parties, if applicable (“Pass-Through Expenses”).
4.2 Unless otherwise expressly provided in a Work Order, no schedule of charges set forth therein will be construed as a commitment to perform the Services within a fixed period of time or at a fixed

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price. Should the parties agree to a Change in Scope, the Service fees and any related Pass-Through Expenses will be adjusted as mutually agreed in writing signed by both parties.
4.3 All invoices are due net thirty (30) days from the date of PAREXEL’s invoice. Sponsor will pay interest on any unpaid invoice at the rate of one percent (1%) per month until such invoice(s) is paid in full. Payments will be made to PAREXEL in accordance with the following table:

U.S. Check Remittance Address	For Wires/Electronic Funds Transfers, (within US use ABA; for International use SWIFT):

PAREXEL International, LLC	Beneficiary Bank: LaSalle National Bank
5239 Paysphere Circle	135 South LaSalle Street
Chicago, IL 60674	Chicago, IL 60674

ABA: 071-000-505
SWIFT: LASLUS44
Beneficiary Name: PAREXEL International, LLC
Beneficiary Account: 5800-333-022
     PAREXEL Federal Tax ID No.: 04-3517643
4.4 PAREXEL will be responsible for taxes based on its net income. All other taxes will be the responsibility of Sponsor and such taxes are not included in PAREXEL’s Service fees.
4.5 If PAREXEL incurs costs, fees or expenses in a currency other than the currency set forth in the applicable Work Order, then the amounts to be paid by Sponsor to PAREXEL will be increased to reflect any increase in cost to PAREXEL as a result of changes in currency exchange rates. The amount of any increase will be determined by reference to the difference between the spot currency exchange rates for the Work Order budget currency and the currency in which the applicable fee, cost or expense is incurred, as published in the www.oanda.com on the last business day of the month in which the project budget is executed and the month in which the applicable fee, cost or expense is incurred by PAREXEL.
5. TERM AND TERMINATION
5.1 This Agreement will commence on the Effective Date and will terminate on the fifth anniversary of the Effective Date, unless earlier terminated in accordance with this Agreement. Unless otherwise mutually agreed to in writing, any Work Order, the duration of which extends beyond the expiration or termination of this Agreement, will continue to be performed for the term of such Work Order, and will continue to be governed by the terms of this Agreement.
5.2 Either party may terminate this Agreement and/or any individual Work Order(s) for a material breach of this Agreement or the applicable Work Order(s); provided that, the breaching party fails to cure such material breach within ninety (90) days after receipt of written notice specifying such material breach.
5.3 Either party may terminate this Agreement or any Work Order without cause upon ninety (90) days prior written notice to the other party.
5.4 Upon the expiration or any termination of this Agreement and/or any Work Order(s): (i) PAREXEL will discontinue providing the applicable Services, except to the extent reasonably required to safely close out a study (“Closeout Services”), and will terminate existing third party obligations to the extent practicable and cancelable; and (ii) Sponsor will pay PAREXEL for all Services performed, including without limitation, Closeout Services, non-cancelable costs and all Pass-Through Expenses incurred by PAREXEL up to and including the completion of Closeout Services. Sponsor agrees that,

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upon any termination, it will no longer be entitled to the project rates set forth in the applicable Work Order that were conditioned upon completion of the terminated project, and furthermore agrees that it will pay PAREXEL for all Services performed in accordance with this Agreement (including, but not limited to, works-in-progress and Closeout Work) at PAREXEL’s then-current time and materials billing rate. Any final payment still owed to PAREXEL, or any refund due Sponsor, pursuant to this Section, will be made by Sponsor or PAREXEL, as applicable, within thirty (30) days of the final reconciliation invoice(s) from PAREXEL.
5.5 Either party may terminate this Agreement or any Work Order immediately upon written notice to the other party upon the happening of any of the following events: (i) if the Services involve participation of human subjects in a Study and risk to such subjects associated with the continuation of the Services becomes unacceptable, or (ii) if any certificate, authorization, approval or exemption from a Regulatory Authority required for the conduct of the Services is revoked, suspended, or expires without renewal, or (iii) if such party is of the reasonable opinion that the continuation of the Services would be in violation of Applicable Law.
5.6 Termination of this Agreement or of a Work Order for any reason shall not affect the rights of the parties which have accrued on or before termination.
6. CONFIDENTIALITY AND PRIVACY COMPLIANCE
6.1 “Confidential Information” means the confidential and/or proprietary information of a party that either is marked as “Confidential,” “Proprietary” or the substantial equivalent at the time of disclosure or that a reasonable person would believe to be confidential and/or proprietary based on the circumstances of its disclosure. The terms of this Agreement and any Work Order, including without limitation, pricing, constitute the Confidential Information of both parties and may not be disclosed by either party except in accordance with this Section or the other party’s prior written consent. Confidential Information will not include information that (i) is or becomes part of the public domain through no fault of the recipient; (ii) was in the recipient’s rightful possession prior to disclosure by discloser; (iii) is rightfully disclosed to the recipient by a third party with the right to disclose the information; or (iv) is independently developed by the recipient without use of the discloser’s Confidential Information.
6.2 In the event the receiving party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the disclosing party, the receiving party will, to the extent permitted by the requesting government agency, notify the disclosing party of such request.
6.3 Sponsor hereby agrees that PAREXEL may disclose Confidential Information to IRBs, ECs and any competent government authority to protect the health and well being of study subjects and the integrity of the study, provided that PAREXEL has first issued a notice pursuant to Section 18.1 of this Agreement giving the Sponsor itself reasonable time to directly inform such third parties of any such issue and further provided Sponsor failed to do so. PAREXEL agrees that Sponsor may disclose Confidential Information to Novartis Pharma AG or any affiliate thereof.
6.4 Each party may use the other party’s Confidential Information only in connection with its rights and obligations under this Agreement. Each party will maintain in confidence and will not disclose the other party’s Confidential Information, using the same degree of care, but no less than reasonable care, as it uses to protect its own confidential information of a similar nature. The receiving party may disclose the disclosing party’s Confidential Information only to the receiving party’s Affiliates and its and their respective employees and independent contractors and outside consultants (including its legal counsel, its insurance carriers and agents, and its financial and accounting advisers) who (i) have a need to know such Confidential Information, (ii) are made aware of the Confidential Information’s confidential and/or proprietary nature and (iii) are under an obligation to protect confidential and/or proprietary information.

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6.5 To the extent applicable, PAREXEL and Sponsor will comply with all applicable national and international laws, regulations and guidelines relating to protection of the personal information of study subjects, including the European Commission Directive 95/46 (the “Directive”) as it relates to the protection of the personal information of EU study subjects, and the Standards for Privacy of Individually Identifiable Health Information (Privacy Rule) under the Health Insurance Portability and Accountability Act of 1996 (HIPAA). With respect to the study subjects’ personal data, Sponsor and/or its Affiliates will be the data controller as such term is defined in the Directive.
7. OWNERSHIP
7.1 Sponsor will retain and have full ownership rights in all information, reports and other proprietary or protectable property that relate exclusively to its products and their applications or that are based on Sponsor’s Confidential Information.
7.2 Notwithstanding anything to the contrary contained in this Agreement or any Work Order, PAREXEL reserves all rights, title and interest in and to all intellectual property (including without limitation, designs, utilities, tools, models, methodologies, programs, systems, analysis frameworks, leading practices and specifications) that is owned, developed, or licensed by, or on behalf of, PAREXEL prior to, or independent of, PAREXEL’s performance under this Agreement or any Work Order, even if utilized to provide the Services, including without limitation, all modifications or enhancements to such intellectual property developed in the course of performing the Services.
7.3 Sponsor will be responsible for archiving of Study documents according to ICH/GCP. PAREXEL will return all documents required by the respective ICH guidelines / local laws relating to the Services performed (according to the drug laws of the participating countries) upon completion of the Services under any Work Order, or at any earlier point in time when requested to do so by Sponsor, to Sponsor for archiving. PAREXEL may retain one copy of Confidential Information to satisfy regulatory and audit requirements as well as for feasibility purposes solely related to the general design and management of clinical studies without reference to or disclosure of Sponsor’s Confidential Information.
8. INSURANCE
8.1 Both parties shall carry, at their sole expense, with financially sound and reputable insurers with an AM Best rating of not less than “A” or an S&P rating of not less than “A-,” insurance coverage (including workers’ compensation, errors and omissions, automobile liability and commercial general liability) with respect to the conduct of its business in such amounts as are customary for well-insured companies engaged in similar business. At minimum, each party will maintain in force during the term of this Agreement and any Work Order insurance coverage at the minimum levels required by law or regulation in each country in which the Services will be provided or as specified below, whichever is greater. The amounts stated below in USD can be converted to the appropriate local currency but, as converted, shall not be less than minimums referenced below. Certifications evidencing such insurance will be made available to the other party upon written request.
(a)	Employer’s Liability. $1,000,000

(b)	Workers’ Compensation. Statutory minimums required.

(c)	Automobile. $1,000,000 per accident.

(d)	Commercial General Liability. $1,000,000 per occurrence and $2,000,000 in the aggregate

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(e)	Umbrella Liability. $5,000,000 per occurrence and in the aggregate

(f)	Errors and Omissions. $5,000,000 per claim and in the aggregate

(g)	Products Liability. $10,000,000 per occurrence (Sponsor only, with PAREXEL to be listed as an additional insured)
8.2 In addition, if required under Applicable Law, Sponsor will maintain in full force and effect during the term of this Agreement and any Work Order, insurance coverage for all subjects who have been enrolled into any Study and in whom Study-related procedures are undertaken as specified in the applicable Protocol. If such insurance is required under Applicable Law, Sponsor will certify that any such insurance is in place and meets such requirements. Certificates of insurance evidencing such coverage, and showing the expiration date of such policy, will be made available to PAREXEL promptly upon written request.
9. AUDIT
9.1 Subject to Section 9.2 below, during the term of this Agreement, at times mutually agreed upon by the parties during PAREXEL’s normal business hours, Sponsor may, without disruption to PAREXEL’s normal business operations, audit PAREXEL’s facilities used to perform the Services, Study documentation and financial records that relate exclusively to the Services (except for any financial terms contained in Vendor agreements) for the purpose of determining PAREXEL’s compliance with this Agreement and the applicable Work Order(s). Any such audit will be subject to the confidentiality obligations set forth in this Agreement. Within ten (10) days from the completion of the audit, Sponsor will provide a report detailing the results of such audit to PAREXEL.
9.2 Notwithstanding anything to the contrary contained in this Agreement, (a) no third party auditor used by Sponsor to conduct an audit under this Agreement (“Third Party Auditor”) will be (i) a competitor of PAREXEL or any of its Affiliates, or (ii) permitted to access or to examine any information, materials or sites, until such Third Party Auditor has entered into a non-disclosure agreement with PAREXEL and (b) Sponsor (and its Third Party Auditors) will only have the right to access information, materials and sites that relate exclusively to PAREXEL’s performance of obligations to Sponsor under this Agreement, and only if such access would not compromise PAREXEL’s confidentiality obligations to another party and/or its internal QA programs.
9.3 PAREXEL Service fees and Pass-Through Expenses associated with audits performed by Sponsor or on behalf of Sponsor or by Regulatory Authorities at PAREXEL’s facilities, at investigative sites and in connection with Services under this Agreement are considered outside the scope of Services, unless specifically defined otherwise in a Work Order.
10. DEBARMENT
PAREXEL represents that, consistent with Section 306(a) and Section 306(b) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a(a) and 335a(b)), none of its employees is debarred and PAREXEL will not knowingly hire any debarred individual to perform Services under this Agreement.
11. INDEMNIFICATION
11.1 PAREXEL will defend, indemnify and hold harmless Sponsor, its Affiliates and their respective directors, officers, employees, and independent contractors (“Sponsor Indemnitees”) from and against all damages, liabilities, judgments, settlements, penalties, and costs and expenses (including without

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limitation, reasonable fees and disbursements of counsel and costs and expenses associated with document production and testimony) as incurred by Sponsor Indemnitees, arising out of or in connection with any third party (including without limitation, government agencies) claims, suits, actions, proceedings, investigations and demands (“Third Party Claims”) arising out of or in connection with (a) the breach of this Agreement or any individual Work Order(s) by PAREXEL and/or (b) any bad faith, negligence or willful misconduct on the part of PAREXEL; provided, however, that PAREXEL shall have no obligation of indemnity hereunder with respect to any Third Party Claim to the extent Sponsor is required to indemnify any PAREXEL Indemnitee for such Third Party Claim as set forth in Section 11.2 below.
11.2 Sponsor will defend, indemnify and hold harmless PAREXEL, its Affiliates, and their respective directors, officers, employees and independent contractors (“PAREXEL Indemnitees”) from and against all damages, liabilities, judgments, settlements, penalties, and costs and expenses (including without limitation, reasonable fees and disbursements of counsel and costs and expenses associated with document production and testimony) as incurred by PAREXEL Indemnitees, arising out of or in connection with any Third Party Claims arising out of or in connection with this Agreement, including without limitation, a Protocol, any product used in a Study and Sponsor’s bad faith, negligence and/or willful misconduct. Sponsor will have no obligation to indemnify PAREXEL Indemnitees, and PAREXEL will defend, indemnify and hold harmless Sponsor, to the extent that any Third Party Claim is attributable to PAREXEL’s negligence or willful misconduct, or breach of this Agreement.
11.3 The party seeking indemnification for any Third Party Claim covered by this Section (“Covered Claim”) will promptly notify the indemnifying party. The indemnifying party will have sole control of the defense, settlement or compromise of the Covered Claim and the indemnified party will cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense, settlement or compromise of the Covered Claim. Neither party will settle any Covered Claim without the other party’s prior written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, the failure of the indemnified party to promptly notify the indemnifying party of any Covered Claim will not relieve the indemnifying party of its indemnification obligations unless the indemnifying party is materially prejudiced by such failure to provide notice.
11.4 Notwithstanding anything to the contrary contained in this Agreement, if a conflict of interest exists between the parties with respect to the Third Party Claim, or if the assumption and conduct of the defense by the indemnifying party would adversely affect the indemnified party in any manner or prejudice its ability to conduct a successful defense, then the indemnified party will have the right to undertake the defense, compromise and settlement of such claim for the account and at the expense of the indemnifying party.
12. DISCLAIMER AND LIMITATION OF LIABILITY
12.1 Except as expressly set forth in this Agreement, PAREXEL does not make, and hereby disclaims, all representations and warranties, whether express, implied or statutory, written or oral, including without limitation, the warranties of merchantability, fitness for a particular purpose, title and non-infringement. Without in any way limiting the generality of the immediately preceding sentence, PAREXEL makes no representations or warranties with respect to the development or approval by the U.S. Food and Drug Administration or other regulatory body of any product of Sponsor.
12.2 The aggregate liability of each party and its Affiliates to the other party, regardless of the theory of liability, for any claim, breach or default under this Agreement, will be limited to proven direct damages incurred. In no event will either party or its Affiliates be liable for special, indirect, incidental,

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punitive or consequential damages, including without limitation, lost profits, regardless of whether a party has been advised of the possibility of such damages.
13. DELAYS
13.1 PAREXEL’s performance under this Agreement or any Work Order may be contingent upon the performance of obligations by another party, including, but not limited to, Sponsor itself and third parties. To the extent that PAREXEL is delayed or unable to perform its obligations under this Agreement or any Work Order as a result of another party’s failure to perform in a timely manner, such delay or failure to perform by PAREXEL will not be deemed a breach by PAREXEL.
13.2 Neither party will be responsible for any default under this Agreement by reason of strikes, riots, wars, acts of terrorism, fire, acts of God, acts in compliance with any law, or any other cause beyond its reasonable control, provided that the affected party shall immediately give notice thereof to the other party, and shall take all reasonable steps to overcome the effects of such event as soon as possible, and such party’s delay in performance shall be excused only for the period of delay caused by such event.
13.3 If Sponsor delays or suspends the Services to be provided pursuant to a Work Order for a period of one (1) month or longer, the parties may agree in writing that certain PAREXEL staff will continue to be assigned to perform such Services. In such event, during the period of delay or suspension, Sponsor will pay a monthly maintenance fee in an amount to be mutually agreed by the parties. If such delay or suspension lasts six (6) months, then PAREXEL will have the right to terminate or amend the respective Work Order.
14. PUBLICITY
The parties agree that they will obtain the other party’s prior written approval before using each other’s name, symbols and/or marks in any form of publicity.
15. INDEPENDENT CONTRACTOR
The relationship of the parties to each other under this Agreement will be that of independent contractors, and nothing contained herein will be construed to constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind. Except as expressly provided for in this Agreement, under no circumstances will the employees or agents of one party be considered employees or agents of the other party.
16. NON-SOLICITATION
During the Term of this Agreement and for a period of twelve (12) months following any termination or expiration of this Agreement, each party agrees, on behalf of itself, and its Affiliates, not to directly or indirectly solicit for employment, employ or otherwise retain any employee or consultant of the other party or its Affiliates providing (or who has provided) or is involved in (or who has been involved in) Services under this Agreement; provided that it will not be a violation of this Section if an employee or consultant of such party responds to an indirect solicitation (e.g., advertisements in media of general circulation). In the event either party breaches this provision, the breaching party shall pay to the other party one (1) year of the employee’s or consultant’s salary, to be calculated as such person’s base salary at the time of his or her departure from the non-breaching party, together with any bonuses and incentives paid by the non-breaching party to such person within the prior twelve-month period.
17. ASSIGNMENT
Either party may assign this Agreement to an Affiliate or a successor in interest by reason of merger,

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acquisition, partnership, license agreement or otherwise; provided that no assignment to a direct competitor of the other party will be valid. Except as expressly provided in this Section, neither party will have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.
18. GENERAL
18.1 Notice. Any notice or communication required or permitted hereunder, will be in writing and sent by first class mail, or postage prepaid, to the parties at the following addresses:

To PAREXEL:	To Sponsor:
PAREXEL International, LLC	Idenix Pharmaceuticals
200 West Street	One Kendall Square, Building 1400
Waltham, MA 02451	Cambridge, MA 02139
ATTN: General Counsel	ATTN: John Sullivan-Bolyai
18.2 Entire Agreement. This Agreement, including any Work Order(s), constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements, and understandings relating to the same subject matter, whether written or oral. No waiver, consent, change or modification to this Agreement will be binding, unless in writing and signed by duly authorized representatives of PAREXEL and Sponsor.
18.3 Severability. If any term of this Agreement is declared unenforceable, then the unenforceability thereof will not affect the remaining terms of this Agreement.
18.4 Governing Law; Compliance with Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to its conflict of laws provisions. PAREXEL and Sponsor will comply with all Applicable Law relating to the Studies and Services.
18.5 Survival. The Sections of this Agreement that by their nature would survive the expiation or termination of this Agreement shall survive the expiration or termination of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives effective as of the Effective Date.

PAREXEL International, LLC		Idenix Pharmaceuticals

By:	/s/ James F. Winschel Jr. Name James F. Winschel Jr.	By	/s/ Douglas L. Mayers, MD. Name: Douglas L. Mayers, MD
	Title: Treasurer		Title: Exec VP + CMO
	Date: 4-30-08		Date: 2 May 2008

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ATTACHMENT A
FORM OF WORK ORDER
This Work Order is entered into pursuant to the Master Services Agreement (“Agreement”), dated [INSERT EFFECTIVE DATE OF APPLICABLE AGREEMENT], between PAREXEL International LLC,. (“PAREXEL”) and Idenix Pharmaceuticals (“Sponsor”). Capitalized terms in this Work Order and not defined herein are used with the meanings ascribed to them in the Agreement.
Scope and Objectives:
Services to be provided by PAREXEL:
Assumptions:
Acceptance Criteria:
Deliverables:
Schedule:
Acceptance Procedures:
Timeline and Milestones:
Staffing Requirements:
Fees and Expenses:
Payment Method:

PAREXEL International, LLC		Idenix Pharmaceuticals

By:		By:
	Print Name:		Print Name:
	Title:		Title:
	Date:		Date: